FRANKLIN TEMPLETON INVESTOR SERVICES, LLC

AMENDED AND RESTATED

TRANSFER AGENT AND SHAREHOLDER SERVICES AGREEMENT

Investment Company:           FRANKLIN REAL ESTATE SECURITIES TRUST

Date:                                      June 1, 2014

The parties to this Agreement are the Investment Company named above ("Investment Company"), an open-end investment company registered as such under the Investment Company Act of 1940 (" 1940 Act"), on behalf of each class of shares of each series of the Investment Company which now exists or may hereafter be created (individually, a "Fund" and collectively, the "Funds") and FRANKLIN TEMPLETON INVESTOR SERVICES, LLC ("FTIS"), a registered transfer agent formerly known as Franklin Administrative Services, Inc. This Agreement supersedes prior Shareholder Services Agreements between the parties, as stated below in section 16(d).

WITNESSETH:

That, for and in consideration of the mutual promises hereinafter set forth, the Investment Company and FTIS agree as follows:

             1.         Definitions. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

                        ( a)       "Articles" shall mean the Articles of Incorporation, Declaration of Trust or Agreement of Limited Partnership, as appropriate, of the Investment Company as the same may be amended from time to time;

                        (b)        "Authorized Person" shall be deemed to include any person, whether or not such person is an officer or employee of the Investment Company, duly authorized to give Oral Instructions or Written Instructions on behalf of the Investment Company, as indicated in a resolution of the Investment Company's Board which was valid at the time of this Agreement, or as indicated in a certificate furnished to FTIS pursuant to Section 4(c) hereof;

                        (c)        "Board" shall mean the Investment Company's Board of Directors, Board of Trustees or Managing General Partners, as appropriate;

                        (d)        "Custodian" shall mean a custodian and any sub-custodian of securities and other property which the Investment Company may from time to time deposit, or cause to be deposited or held under the name or account of such custodian pursuant to the Custody Agreement;

                        (e)        "Oral Instructions" shall mean instructions (including without limitation instructions received by telephone, facsimile, electronic mail or other electronic mail), other than written instructions, actually received by FTIS from a person reasonably believed by FTIS to be an Authorized Person;

FREST Amended and Restated TA & SH Agreement June 2014

                          (f)        "Shares" shall mean shares of each class of capital stock, beneficial interest or limited partnership interest, as appropriate, of each series of the Investment Company; and

                         (g)        "Written Instructions" shall mean a written communication signed by a person reasonably believed by FTIS to be an Authorized Person and actually received by FTIS.

             2.         Appointment of FTIS. The Investment Company hereby appoints FTIS as transfer agent for Shares of the Investment Company, as service agent in connection with dividend and distribution functions, and as shareholder servicing agent for the Investment Company, and FTIS accepts such appointment and agrees to perform the following duties.

             3.         Compensation.

                         (a)        Payment to FTIS:

                                     (i)         Compensation for Servicing: The Investment Company will compensate FTIS for the performance of its services in accordance with the fees set forth in the written schedule of fees annexed hereto as Schedule A and incorporated herein. FTIS will bill the Investment Company as soon as practicable after the end of each calendar month, in accordance with Schedule A. The Investment Company will promptly pay to FTIS the amount of such billing.

                                     (ii)        Reimbursement for Out-of-Pocket Expenses: With respect to all classes of shares other than Class R6 shares, if any, the Investment Company will reimburse FTIS for out-of-pocket disbursements paid to third parties by FTIS on behalf of such classes in the performance of its obligations hereunder including, but not limited to, the items specified in the written schedule of out-of-pocket expenses paid to third parties annexed hereto as Schedule B and incorporated herein. With respect to the Investment Company’s Class R6 shares, if any, the Investment Company will reimburse FTIS for out-of-pocket disbursements paid to third parties by FTIS on behalf of such class in the performance of its obligations hereunder including, but not limited to, the items specified in the written schedule of out-of-pocket expenses paid to third parties annexed hereto as Schedule B and incorporated herein.  Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by FTIS in the performance of its obligations hereunder, subject to approval by the Board.  Reimbursement by the Investment Company for out-of-pocket disbursements paid by FTIS in any month shall be made as soon as practicable after the receipt of an itemized bill from FTIS.

                         (b)        Beneficial Owner Servicing Fees to Third Parties: Subject to the limitation set forth in paragraph (d) below, the Investment Company will reimburse FTIS for servicing fee payments ("Beneficial Owner Servicing Fees") made by FTIS on the Investment Company's behalf to

                                   (i)   institutions that purchase and hold the Investment Company's shares (other than Class R6 shares, if any) in the institution's name, or in the name of an affiliate, nominee or other designated entity, through a master fund level account ("Omnibus Account") on behalf of numerous "Beneficial Owners," or

                                   (ii)  in the case of shares issued to a 529 Plan Portfolio, institutions that hold units of the 529 Plan Portfolio in the institution’s name on behalf of numerous 529 Plan accounts for whom the institution provides Individual 529 Investor Servicing.

FREST Amended and Restated TA & SH Agreement June 2014

Each account maintained in the name of a financial intermediary by a fund under (i) or by a 529 Plan Portfolio under (ii) is referred to as an “Omnibus Account.”  For purposes of this Agreement, (i) "Beneficial Owner" means each person with an indirect interest in fund shares issued and recorded in an Omnibus Account; and (ii) a person will be deemed to have an "indirect interest" in a fund's shares if the value of the person's interest changes directly in relation to changes in the net asset value of the fund's shares.

                        (c)        Networked Account Servicing Fees to Third Parties: Subject to the limitation set forth in paragraph (d) below, the Investment Company will reimburse FTIS for servicing fee payments ("Networked Account Servicing Fees") made by FTIS on the Investment Company's behalf to an institution for each Fund account (a "Networked Account"), other than accounts holding R6 shares, maintained by FTIS in which servicing is shared with that institution by the exchange of account data through the National Securities Clearing Corporation (NSCC) networking system.

                        (d)       Maximum Reimbursement Amount for Beneficial Owner Servicing Fees and Networked Account Servicing Fees. The Investment Company authorizes FTIS to negotiate Beneficial Owner Servicing Fees and Networked Account Servicing Fees (other than with respect to Class R6 shares, if any) on the Investment Company's behalf and shall reimburse FTIS for those fees negotiated and paid up to the "Maximum Reimbursement Amount."  For all classes of shares of the Investment Company, other than Class R6 shares, the Maximum Reimbursement Amount for each fiscal year of the Investment Company, calculated on the basis of all Omnibus Accounts and all Networked Accounts open during that fiscal year for all classes of shares of the Investment Company, other than Class R6 shares, shall equal the total amount (including out-of-pocket expenses) that would otherwise have been payable by the Investment Company to FTIS under the terms of this Agreement if (i) all Beneficial Owners for which Beneficial Owner Servicing fees were paid had been Full Service Accounts (as defined in Schedule A); and (ii) all Networked Accounts for which Networked Account Servicing Fees were paid had been Full Service Accounts.

                        (e)        Compensation Adjustments. Any compensation agreed to hereunder may be adjusted from time to time by mutual agreement by attaching revised Schedules A or B to this Agreement.

            4.         Documents.  In connection with the appointment of FTIS, the Investment Company shall, within a reasonable period of time for FTIS to prepare to perform its duties hereunder, deliver to FTIS the following documents:

                        (a)        If applicable, specimens of the certificates for the Shares;

                        (b)        All account application forms and other documents relating to Shareholder accounts or to any plan, program or service offered by the Investment Company;

                        (c)        A certificate identifying the Authorized Persons and specimen signatures of Authorized Persons who will sign Written Instructions; and

                        (d)       All documents and papers necessary under the laws of the Investment Company's state of domicile, under the Investment Company's Articles, and as may be required for the due performance of FTIS's duties under this Agreement or for the due performance of additional duties as may from time to time be agreed upon between the Investment Company and FTIS.

FREST Amended and Restated TA & SH Agreement June 2014

             5.         Duties of FTIS. FTIS shall be responsible for administering and/or performing transfer agent functions; for acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer, exchange, redemption or repurchase (including coordination with the Custodian) of Shares. FTIS shall be bound to follow its usual and customary operating standards and procedures, as they may be amended from time to time, and each current prospectus and Statement of Additional Information (hereafter, collectively, the "prospectus") of the Investment Company. Without limiting the generality of the foregoing, FTIS agrees to perform the specific duties listed on Schedule C.

The duties to be performed by FTIS shall not include the engagement, supervision or compensation of any service providers, or any registrations or fees of any kind, which are required by the laws of any foreign country in which the Fund may choose to invest portfolio assets or sell Shares.

            6.         (a)        Distributions Payable in Shares. In the event that the Board of the Investment Company shall declare a distribution payable in Shares, the Investment Company shall deliver to FTIS written notice of such declaration signed on behalf of the Investment Company by an officer thereof, upon which FTIS shall be entitled to rely for all purposes, certifying (i) the number of Shares involved, and (ii) that all appropriate action has been taken to effect such distribution.

                        (b)        Distributions Payable in Cash; Redemption Payments. In the event that the Board of the Investment Company shall declare a distribution payable in cash, the Investment Company shall deliver to FTIS written notice of such declaration signed on behalf of the Investment Company by an officer thereof, upon which FTIS shall be entitled to rely for all purposes, certifying (i) the amount per share to be distributed, (ii) the record and payment dates for the distribution, and (iii) that all appropriate action has been taken to effect such distribution. Once the amount and validity of any dividend or redemption payments to shareholders have been determined, the Investment Company shall transfer the payment amounts from the Investment Company's accounts to an account or accounts held in the name of FTIS, as paying agent for the shareholders, in accordance with any applicable laws or regulations, and FTIS shall promptly cause payments to be made to the shareholders.

            7.         Recordkeeping and Other Information. FTIS shall create, maintain and preserve all necessary records in accordance with all applicable laws, rules and regulations. Such records are the property of the Investment Company, and FTIS will promptly surrender them to the Investment Company upon request or upon termination of this Agreement. In the event of such a request or termination, FTIS shall be entitled to make and retain copies of all records surrendered, and to be reimbursed by the Investment Company for reasonable expenses actually incurred in making such copies. FTIS will take reasonable actions to maintain the confidentiality of the Investment Company's records, which may nevertheless be disclosed to the extent required by law or by this Agreement, or to the extent permitted by the Investment Company.

            8.         Other Duties. In addition, FTIS shall perform such other duties and functions,

and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Investment Company and FTIS. Such other duties and functions shall be reflected in a written amendment to Schedule C, and the compensation for such other duties and functions shall be reflected in a written amendment to Schedule A.

FREST Amended and Restated TA & SH Agreement June 2014

            9.         Reliance by FTIS; Instructions.

                        (a)        FTIS will be protected in acting upon Written or Oral Instructions reasonably believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from an officer of the Investment Company. FTIS will also be protected in processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Investment Company and the proper countersignature of FTIS.

                        (b)        At any time FTIS may apply to any Authorized Person of the Investment Company for Written Instructions, or may seek advice at the Investment Company's expense from legal counsel for the Investment Company, with respect to any matter arising in connection with this Agreement. FTIS shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Investment Company. Written Instructions requested by FTIS will be provided by the Investment Company within a reasonable period of time.

            10.       Acts of God, etc. FTIS will not be liable or responsible for delays or errors by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown beyond its control, earthquake, flood or catastrophe, acts of God, insurrection, war, riots or failure beyond its control of transportation, communication or power supply.

            11.       Duty of Care and Indemnification. FTIS will indemnify the Investment Company against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit resulting from willful misfeasance, bad faith or gross negligence on the part of FTIS, and arising out of, or in connection with, its duties hereunder. However, FTIS shall have no liability for or obligation to indemnify the Investment Company against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) incurred by the Investment Company as a result of: (i) any action taken in accordance with Written or Oral Instructions; (ii) any action taken in accordance with written or oral advice reasonably believed by FTIS to have been given by counsel for the Investment Company; (iii) any action taken as a result of any error or omission in any record (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) delivered, or caused to be delivered, by the Investment Company to FTIS in connection with this Agreement; or (iv) any action taken in accordance with shareholder instructions which meet the standards described in the Investment Company's current prospectus, including without limitation oral instructions which meet the standards described in the section of the prospectus dealing with telephone transactions, so long as FTIS believes such instructions to be genuine. The obligations of the parties hereto under this Section shall survive the termination of this Agreement.

             12.      Term and Termination.

                        (a)        This Agreement shall be effective as of the date first written above, shall continue through December 31, 2015, and thereafter shall continue automatically for successive annual periods ending on December 31 of each year, provided such continuance is specifically approved at least annually by the Investment Company's Board.

FREST Amended and Restated TA & SH Agreement June 2014

                        (b)        Either party hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than 60 days after the date of receipt of such notice. Upon such termination, FTIS will (i) deliver to such successor a certified list of shareholders of the Investment Company (with names and addresses) and an historical record of the account of each Shareholder and the status thereof; (ii) surrender all other relevant records in accordance with section 7 of this Agreement, above, and (iii) cooperate in the transfer of such duties and responsibilities, including provisions for assistance from FTIS's personnel in the establishment of books, records and other data by such successor or successors. FTIS shall be entitled to charge the Investment Company a reasonable fee for services rendered and expenses actually incurred in performing its duties under this paragraph.

             13.       Amendment. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.

             14.       Subcontracting. The Investment Company agrees that FTIS may, in its discretion, subcontract for all or any portion of the services described under this Agreement or the Schedules hereto; provided that the appointment of any such agent shall not relieve FTIS of its responsibilities hereunder.

             15.       Data Processing System,  Program and Information.

                        (a)        The Investment Company shall not, solely by virtue of this Agreement, obtain any rights, title and interest in and to the computer systems and programs, including all related documentation, employed by FTIS in connection with rendering services hereunder; provided however, that the records prepared, maintained and preserved by FTIS pursuant to this Agreement shall be the property of the Investment Company.

                        (b)       Any modifications, changes and improvements in the automatic data processing system (the "System") or in the manner in which the services are rendered shall be made or provided as follows, and provided further that modifications for which the Investment Company will be required to bear any expenses shall be made only as set forth herein.

                                    (i)         FTIS shall, at no expense to the Investment Company, make any revisions in the System necessary to (1) perform the services which it has contracted to perform and (2) create and maintain the records which it has contracted to create and maintain hereunder or (3) enhance or update the System to the extent and in the manner necessary to maintain said System. However, if specific reprogramming, coding or other changes are necessary in the records of the Investment Company or in its shareholder accounts in order to complete a system revision, the costs for completing work specific to the Investment Company shall be subject to a subsequent agreement between the parties. The System is at all times to be competitive with that which is generally available to the mutual fund industry from transfer agents.

                                    (ii)        To the extent that the System is modified to comply with changes in the accounting or record-keeping rules applicable to mutual funds, the Investment Company agrees to pay a reasonable pro rata portion of the costs of the design, revision and programming of the System; provided, however, that if the Investment Company's pro rata portion exceeds $1,000 per 12 month period, the Investment Company's obligation to pay a reasonable pro rata portion shall be conditioned upon FTIS's having obtained prior Written Instructions from the Investment Company for any charge. The determination that such modifications or revisions are necessary, and that the System as so modified produces records which comply with the record-keeping requirements, as amended, shall be by mutual agreement; provided, however, that upon written request by the Investment Company, FTIS will provide the Investment Company with a written opinion of counsel to FTIS to the effect that the modifications were required by changes in the applicable laws or regulations and that the System, as modified, complies with the laws or regulations as amended. Upon completion of the changes FTIS shall render a statement to the Investment Company, in reasonably detailed form, identifying the nature of the revisions, the services, expenses and costs, and the basis for determining the Investment Company's reasonable pro rata portion. Any determination by FTIS of the Investment Company's pro rata portion based upon the ratio of the number of shareholder accounts of the Investment Company to the total number of shareholder accounts of all clients for which FTIS provides comparable services shall conclusively be presumed to be reasonable unless the nature of the change to the System relates to certain types of shareholder accounts, in which case the pro rata portion will be determined on a mutually agreeable basis.

FREST Amended and Restated TA & SH Agreement June 2014

                                    (iii)       If system improvements are requested by the Investment Company and are not otherwise required under this subsection 15(b), FTIS shall be entitled to request a reasonable fee before agreeing to make the improvements and shall be entitled to refuse to make any requested improvements which FTIS reasonably believes to be incompatible with its systems providing services to other funds.

             16.       Miscellaneous.

                        (a)        Any notice or other instrument authorized or required by this Agreement to be given in writing to the Investment Company or FTIS shall be sufficiently given if addressed to that party and received by it at its office at the place described in the Investment Company's most recent registration statement or at such other place as it may from time to time designate in writing.

                         (b)        This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the written consent of the other party.

                         (c)        This Agreement shall be construed in accordance with the laws of the State of California applicable to contracts between California residents which are to be performed primarily within California.

                         (d)       This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument. This Agreement supersedes all prior Shareholder Services Agreements between the parties, and supersedes all prior agreements between the parties relating to the subject matters of this Agreement to the extent they are inconsistent with this Agreement.

                         (e)        The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

                         (f)        It is understood and expressly stipulated that neither the holders of Shares of the Investment Company nor any member of the Board, officer, agent or employee of the Investment Company shall be personally liable hereunder, nor shall any resort be had to other private property for the satisfaction of any claim or obligation hereunder, but the Investment Company only shall be liable.

FREST Amended and Restated TA & SH Agreement June 2014

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officers thereunder duly authorized as of the day and year first above written.

FRANKLIN REAL ESTATE SECURITIES       FRANKLIN TEMPLETON INVESTOR

TRUST                                                                    SERVICES, LLC

By: /s/ Steven J. Gray                                                  By: /s/ Basil K. Fox, Jr.

Name: Steven J. Gray                                                 Name: Basil K. Fox, Jr.

Title:   Vice President and Assistant Secretary             Title:   President

FREST Amended and Restated TA & SH Agreement June 2014

SCHEDULE A

For All Classes of Shares excluding Class R6 Shares:

ANNUAL BASE SERVICING FEE FOR EACH FULL SERVICE ACCOUNT. A "Full Service Account" is (i) an account maintained by FTIS for a Fund shareholder of record, other than a Networked Account (as defined in Section 3(c) of this Agreement) or an account on which Beneficial Owner Servicing Fees (as defined in Section 3(b) of this Agreement) are paid; or (ii) a Fund account registered to a 529 Portfolio for which FTIS provides 529 Plan investor level record keeping at the 529 Portfolio level and for which the Fund is allocated its pro-rata portion of the Fund's annual base servicing fee for each 529 Plan investor, which fee is based on the 529 Portfolio's holding of all Franklin Templeton Funds.

             EQUITY FUND                                 $24.00 per annum

            FIXED INCOME FUND                   $28.00 per annum

            MONEY FUND                                 $19.50 per annum

            CLOSED ACCOUNT                        $ 3.50 per annum (pro-rated beginning with the

calendar month in which the account is closed and continuing through the month of the following calendar year in which the account is purged from the operative record system)

ANNUAL BASE SERVICING FEE FOR EACH NETWORKED ACCOUNT (as defined in Section 3(c) of this Agreement):

            EQUITY FUND                                 $12.00 per annum

            FIXED INCOME FUND                   $14.00 per annum

            MONEY FUND                                 $10.00 per annum

            CLOSED ACCOUNT                        $ 3.50 per annum (pro-rated beginning with the

calendar month in which the account is closed and continuing through the month of the following calendar year in which the account is purged from the operative record system)

ANNUAL BASE SERVICING FEE FOR EACH BENEFICIAL OWNER (as defined in Section 3(b) of this Agreement):

OPEN ACCOUNT

            $6.00 per annum.  (In the case of Beneficial Owners that are 529 Plan investors investing through a 529 Plan Portfolio, this amount shall be allocated pro rata among the Franklin Templeton Funds in which the 529 Plan Portfolio is invested).

For Class R6 Shares:

ANNUAL BASE SERVICING FEE FOR EACH FULL SERVICE ACCOUNT. A "Full Service Account" is an account maintained by FTIS for a Fund shareholder of record.

             EQUITY FUND                                 $24.00 per annum

A-1

FREST Amended and Restated TA & SH Agreement June 2014

            FIXED INCOME FUND                   $28.00 per annum

            MONEY FUND                                 $19.50 per annum

            CLOSED ACCOUNT                        $ 3.50 per annum (pro-rated beginning with the

calendar month in which the account is closed and continuing through the month of the following calendar year in which the account is purged from the operative record system)

A-2

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SCHEDULE B

OUT -OF -POCKET EXPENSES

In addition to Beneficial Owner Servicing Fees and Networked Account Servicing Fees paid in accordance with Section 3 of this Agreement, the Investment Company shall reimburse FTIS monthly for the following out-of-pocket expenses paid to third parties in connection with the servicing of Accounts as required under the terms of this Agreement:

o                     Expenses in connection with the preparation and physical or electronic delivery of shareholder communications required under the terms of this Agreement, such as prospectuses, shareholder reports, tax information, proxy statements, and shareholder statements. Such amounts paid to third parties include, but are not limited to, costs of printing, mailing, stationary, forms, postage, and electronic delivery. In the case of out-of-pocket expenses incurred by FTIS or an affiliate associated with the printing of new account confirming prospectuses (which prospectuses the Investment Company is obligated to deliver under its Underwriting Agreement and that FTIS agrees to deliver, on behalf of the Fund, in connection with the confirmation process), FTIS and the Investment Company each will pay one-half (50%) of the costs of printing the new account confirming prospectus (including, but not limited to, print on demand prospectuses used for that purpose);

o                     telephone costs associated with servicing shareholders in accordance with this agreement;

o                     ACH, Federal Reserve and bank charges for check clearance, electronic funds transfers and wire transfers;

o                     Data Storage: Retention of electronic and paper account records; costs associated with data storage of account records and transactions records via magnetic tape, microfilm and microfiche, and digital images;

o                     insurance against loss of Share certificates when in transit;

o                     terminals, transmitting lines and any expenses incurred in connection with such terminals and lines established and/or maintained by FTIS to perform its obligations under this agreement;

o                     Amounts paid to independent accounting firms to perform independent audits of FTIS and the issuance of reports such as a SAS 70;

o                     Amounts paid in connection with use of national data bases to comply with requirements for locating lost shareholders;

o                     Proxy solicitation and tabulation expenses;

o                     NSCC Networking/Commission Settlement Expenses. Costs to utilize NSCC system to send commissions to brokerage firms; NSCC Fee, NSCC Year End Fee;

o                     all other miscellaneous expenses reasonably incurred by FTIS in the performance of its obligations under the Agreement.

B-1

FREST Amended and Restated TA & SH Agreement June 2014

This Schedule B may be amended by FTIS upon not less than 30 days' written notice to the Investment Company, subject to approval by the Board.

B-2

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SCHEDULE C

AS TRANSFER AGENT FOR THE INVESTMENT COMPANY, FTIS WILL:

o                    Upon receipt of proper authorization, record the transfer of Fund shares ("Shares") in its transfer records in the name(s) of the appropriate legal shareholder(s) of record;

o                    Upon receipt of proper authorization, redeem Shares, debit shareholder accounts and provide for payment to Shareholders; and

o                    If the Fund issues certificated Shares, upon receipt of proper authorization, countersign as transfer agent and deliver certificates upon issuance, countersign certificates to reflect ownership transfers, and cancel certificates when redeemed.

AS SHAREHOLDER SERVICE AGENT FOR THE INVESTMENT COMPANY, FTIS WILL:

o                    Receive from the Investment Company, from the Investment Company's Principal Underwriter or from a Fund shareholder, in a manner acceptable to FTIS, information necessary to record Share sales and redemptions and to generate sale and/or redemption confirmations;

            o          Mail, or electronically transmit, sale and/or redemption confirmations;

o                    Coordinate the delivery of an account opening prospectus with delivery of initial purchase confirmations

o                    Accept and process payments from investors and their broker-dealers or other agents, for the purchase of Shares;

o                    Support the use of automated systems for payment and other share transactions, such as NSCC Fund/Serv and Networking and other systems which may be reasonably requested by FTIS customers;

o                    Keep records as necessary to implement any deferred sales charges, exchange restrictions or other policies of the Investment Company affecting Share transactions, including without limitation any restrictions or policies applicable to certain classes of shares, as stated in the applicable prospectus;

            o          Requisition Shares in accordance with instructions of the Principal Underwriter;

FREST Amended and Restated TA & SH Agreement June 2014

            o          Open, maintain and close shareholder accounts;

o                    Establish registration of ownership of Shares in accordance with generally accepted form;

o                    Maintain records of (i) issued Shares and (ii) number of Shareholders and their aggregate Shareholdings classified according to their residence in each State of the United States or foreign country;

o                    Accept and process telephone exchanges and redemptions for Shares in accordance with a Fund's Telephone Exchange and Redemption Privileges as described in the Fund's current prospectus.

o                    Maintain and safeguard records for each Shareholder showing name(s), address, number of any certificates issued, and number of Shares registered in such name(s), together with continuous proof of the outstanding Shares, and dealer identification, and reflecting all current changes. On request, provide information as to an investor's qualification for Cumulative Quantity Discount. Provide all accounts with, at minimum, quarterly and year-end historical statements;

o                    Provide on request a duplicate set of records for file maintenance in the Investment Company's office;

o                    Provide for the proper allocation of proceeds of share sales to the Investment Company and to the Principal Underwriter, in accordance with the applicable prospectus;

o                    Redeem Shares and provide for the preparation and delivery of liquidation proceeds;

o                    Provide for the processing of redemption checks, and maintain checking account records;

o                    Exercise reasonable and good-faith business judgment in the registration of Share transfers, pledges and releases from pledges in accordance with the California Uniform Commercial Code - - Investment Securities;

o                    From time to time make transfers of certificates for such Shares as may be surrendered for transfer properly endorsed, and countersign new certificates issued in lieu thereof;

o                    Upon receipt of proper documentation, place stop transfers, obtain necessary insurance forms, and reissue replacement certificates against lost, stolen or destroyed Share certificates;

o                    Check surrendered certificates for stop transfer restrictions. Although FTIS cannot insure the genuineness of certificates surrendered for cancellation, it will employ all due reasonable care in deciding the genuineness of such certificates and the guarantor of the signature(s) thereon;

FREST Amended and Restated TA & SH Agreement June 2014

            o          Cancel surrendered certificates and record and countersign new certificates;

            o          Certify outstanding Shares to auditors;

o                    In connection with any meeting of Shareholders, upon receiving appropriate detailed instructions and written materials prepared by the Investment Company and proxy proofs checked by the Investment Company, provide for: (a) the printing of proxy cards, (b) the delivery to Shareholders of all reports, prospectuses, proxy cards and related proxy materials of suitable design for enclosing, (c) the receipt and tabulation of executed proxies, (d) solicitation of Shareholders for their votes and (e) delivery of a list of Shareholders for the meeting;

o                    Answer routine written correspondence, email, and telephone inquiries about individual accounts. Prepare monthly reports for correspondence volume and correspondence data necessary for the Investment Company's Semi-Annual Report on Form N -SAR;

o                    Provide for the preparation and delivery of dealer commission statements and checks;

o                    Maintain and furnish the Investment Company and its Shareholders with such information as the Investment Company may reasonably request for the purpose of compliance by the Investment Company with the applicable tax and securities laws of applicable jurisdictions;

o          Mail confirmations of transactions to investors and dealers in a timely fashion;

o                    Provide for the payment or reinvestment of income dividends and/or capital gains distributions to Shareholders of record, in accordance with the Investment Company's and/or Shareholder's instructions, provided that:

                        (a)        The Investment Company shall notify FTIS in writing promptly upon declaration of any such dividend and/or distribution, and in any event at least forty-eight (48) hours before the record date;

                        (b)        Such notification shall include the declaration date, the record date, the payable date, the rate, and, if applicable, the reinvestment date and the reinvestment price to be used; and

                         (c)        Prior to the payable date, the Investment Company shall furnish

FTIS with sufficient fully and finally collected funds to make such distribution;

FREST Amended and Restated TA & SH Agreement June 2014

o                    Prepare and file annual U.S. information returns of dividends and capital gain distributions, gross redemption proceeds, foreign person's U.S. source income, and other U.S. federal and state information returns as required, and mail payee copies to shareholders, report and pay U.S. backup withholding on all reportable payments; report and pay U.S. federal income taxes withheld from distributions and other payments made to nonresidents of the U.S.; prepare and mail to shareholders any notice required by the Internal Revenue Code as to taxable dividends, tax-exempt interest dividends, realized net capital gains distributed and/or retained, foreign taxes paid and foreign source income distributed or deemed distributed, U.S. source income and any tax-withheld on such income, dividends received deduction information, or other applicable tax information appropriate for dissemination to shareholders of the Trust.

o                    Comply with all U.S. federal income tax requirements regarding the collection of tax identification numbers and other required shareholder certifications and information pertaining to shareholder accounts; respond to all notifications from the U.S. Internal Revenue Service regarding the application of the U.S. backup withholding requirements including tax identification number solicitation requirements;

o          Prepare transfer journals;

            o          Set up wire order Share transactions on file;

o                    Provide for receipt of payment for Share transactions, and update the transaction file;

            o          Produce delinquency and other trade file reports;

o                    Provide dealer commission statements and provide for payments thereof for the Principal Underwriter;

o                    Sort and print shareholder information by state, social code, price break, etc.; and

o                    Mail promptly the Statement of Additional Information of the Investment Company to each Shareholder upon request

In connection with the Investment Company's Systematic Withdrawal Plan, FTIS will:

o                    Make payment of amounts withdrawn periodically by the Shareholder pursuant to the Program by redeeming Shares, and confirm such redemptions to the Shareholder; and

o                    Provide confirmations of all redemptions, reinvestment of dividends and distributions, and any additional investments in the Program, including a summary confirmation at the year-end

FREST Amended and Restated TA & SH Agreement June 2014

FREST Amended and Restated TA & SH Agreement June 2014